EXHIBIT 23


             Consent of Independent Certified Public Accountants




 We have issued our report dated April 19, 2002 accompanying the consolidated financial statements included in the Annual Report of CompuTrac, Inc. on Form 10-K for the year ended January 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statement of CompuTrac, Inc. on Form S-8.




 GRANT THORNTON LLP

 Dallas, Texas
 April 19, 2002